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                                                                    EXHIBIT 99.1

THURSDAY FEBRUARY 1, 6:48 AM EASTERN TIME

PRESS RELEASE

CELLPOINT'S APPLICATION APPROVED FOR THE STOCKHOLM EXCHANGE STOCKHOLM FEBRUARY 1, 2001

    Stockholm, Sweden--(BUSINESS WIRE)--Feb. 1, 2001--CellPoint Inc. (Nasdaq:
CLPT - news; www.cellpoint.com) was approved yesterday for a secondary listing of its shares on the O-list at the OM Stockholm Stock Exchange.

    CellPoint is also listed on the Nasdaq National Market which will continue to be its primary public listing.

    "A secondary listing in Stockholm is natural for CellPoint," said Peter Henricsson, Chairman and CEO of CellPoint Inc. "The majority of our employees work in the Stockholm area, and CellPoint has more than a thousand Swedish stockholders. In addition, Europe is currently our primary commercial business market."

    The future Stockholm listing will make it easier for both the Swedish stockholders and other investors, since there will be extended trading hours plus now lower trading fees for the European investors.

    "We cannot predict just yet when the first trading day at the Stockholm Stock Exchange will be," continued Henricsson. "At first we must secure there are securities to trade, and for that reason our current stockholders will be invited to exchange their Nasdaq shares into Swedish Depository Receipts (SDR) free of charge during a certain period. Therefore, our target for a listing before the end of the first quarter still remains."

    Modern Privat Kapitalforvaltning MPK AB has assisted CellPoint during the application process and in the production of the prospectus. In addition, MPK will be CellPoint's custodian bank and will handle the SDR work.

    CellPoint Inc. (Nasdaq: CLPT - news; www.cellpoint.com) is a US company with subsidiary operations in Sweden, Great Britain and South Africa delivering location and wireless telemetry services in cooperation with cellular operators worldwide. CellPoint's end-to-end cellular location technology works in unmodified GSM networks and uses standard GSM or WAP phones and standard Internet services. Several commercial applications are available for business and personal location services including Resource Manager-TM- for mobile resource management, iMate-TM- for location-sensitive information and Finder-TM-, an application for locating friends and family. Subsidiary Unwire's programmable telemetry terminal servers are also integrated with the CellPoint System Platform enabling a broad range of telemetry applications for wireless remote management and control.

    CellPoint's press releases can be viewed at www.cellpt.com/newsreleases2.htm

    CellPoint-TM-, Finder-TM-, Resource Manager-TM-, iMate-TM- and CellPoint Systems-TM- are trademarks of CellPoint Inc. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties which may cause actual results to differ from those described.

                         Copyright -C- CellPoint Inc. 2001